UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 16, 2019

Titan Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13341	94-3171940
(Commission File Number)	(IRS Employer Identification No.)

400 Oyster Point Blvd., Suite 505, South San Francisco, CA 94080
(Address of principal executive offices and zip code)

650-244-4990

(Registrant's telephone number including area code)

(Registrant's former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 16, 2019, Titan Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Maxim Group LLC, as representative of the underwriters, pursuant to which the Company sold to the underwriters in a public offering (the “Offering”) an aggregate of 40,000,000 units at a public offering price of $0.225 per unit, with each unit consisting of (i) one share of common stock (the “Common Stock”) or one pre-funded warrant (the “Pre-Funded Warrants”) in lieu of the share of Common Stock and (ii) a class B warrant (the “Class B Warrants”) to purchase one of a share of Common Stock. 4,390,000 of the units sold contained Pre-Funded Warrants, which are exercisable for an aggregate of 4,390,000 shares of Common Stock at an exercise price of $0.001 per share, subject to a beneficial ownership blocker. In addition, the underwriters were granted an option for a period of 45 days to purchase up to an additional 6,000,000 shares of Common Stock and/or additional Class B Warrants to purchase up to 6,000,000 shares of Common Stock.

The Company entered into a warrant agency agreement (the “Warrant Agency Agreement”) with its transfer agent, Continental Stock Transfer & Trust Company, who will act as warrant agent for the Company, setting forth the terms and conditions of the Class B Warrants sold in the Offering. The Class B Warrants have an exercise price of $0.225, are exercisable upon issuance and will expire five years from the date of issuance.

The Offering closed on October 18, 2019. At the closing, the underwriters exercised their option to purchase 276,000 shares of Common Stock and 276,000 Class B Warrants. The Company conducted the Offering pursuant to a Registration Statement on Form S-1 (File No. 333-233722), which was declared effective by the Securities and Exchange Commission on October 16, 2019.

The foregoing descriptions of the Underwriting Agreement and the Warrant Agency Agreement are not complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement, the Warrant Agency Agreement (including the form of Class B warrant certificate), which are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K (this “Report”) and are incorporated herein by reference.

On October 16, 2019, the Company issued a press release announcing the pricing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 8.01 Other Events.

On August 20, 2019, the Company received a letter from the Listing Qualifications staff of The Nasdaq Stock Market (“Nasdaq”) notifying the Company that it was no longer in compliance with the minimum stockholders’ equity requirement for continued listing on the Nasdaq Capital Market. Nasdaq Listing Rule 5550(b)(1) requires listed companies to maintain stockholders’ equity of at least $2,500,000. The letter noted that the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2019 reported stockholders’ equity of $(541,000). Nasdaq subsequently provided the Company until November 11, 2019 to regain compliance with the minimum stockholders’ equity standard.

On October 18, 2019, the Company announced the completion of the Offering. With the exercise of the over-allotment option, the aggregate net proceeds of the Offering to the Company, after deducting underwriting discounts and commissions and other expenses, were approximately $8.1 million. As a result of the Offering, the Company believes that as of the date hereof it has regained compliance with the minimum stockholders’ equity requirement. Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq Listing Rule 5550(b) (1) and, if at the time of the Company’s next periodic report or thereafter it does not evidence compliance with the stockholders’ equity requirement or otherwise fails to comply with Nasdaq’s requirements for continued listing, Nasdaq may take steps that could lead to the de-listing of the Common Stock.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated October 16, 2019 between Titan Pharmaceuticals, Inc. and Maxim Group LLC
4.1	Class B Warrant Agency Agreement dated October 16, 2019 between Titan Pharmaceuticals, Inc. and Continental Stock Transfer & Trust Company (including Form of Class B Warrant)
99.1	Press Release dated October 16, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TITAN PHARMACEUTICALS, INC.

	By:	/s/ Sunil Bhonsle
	Name:	Sunil Bhonsle
	Title:	Chief Executive Officer and President

Dated: October 18, 2019